POWER OF ATTORNEY

1.	Appointment of Attorney-in-Fact.  KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, Benjamin D. Fishman, residing in New York, NY, as an authorized representative of Arlon Valencia Holdings LLC (the "Company"), hereby makes, constitutes and appoints any one of the following individuals as the lawful Attorney-in-Fact of the Company, to perform the acts listed herein:

Ken Smith,           Ft. Myers, Florida
Denise Plair,        Ft. Myers, Florida

2.	Enumeration of Attorney-in-Fact's Powers.  The powers granted to the
Company's Attorney-in-Fact are to sign and execute, on the Company's behalf, the filing of Forms 3 and 4 as required by the Securities and Exchange Act (the Act) of 1934 under Section 16 of the Act.

3.	Full Faith and Credit.  The Securities and Exchange Commission is authorized to give any such Forms 3 and 4 filing executed by an Attorney-in-Fact, named herein, full faith and credit.

4.	Duration.  This Power of Attorney will remain in force until written notice of revocation is executed and delivered by the Company.

5.	Signatures of Attorneys-in-Fact.  The signatures of the Attorneys-in-Fact follows:

      IN WITNESS WHEREOF, I have hereunto set my hand and seal this 19th day of November, 2013.


Arlon Valencia Holdings LLC
By: Arlon Food and Agriculture and Agriculture Partners LP, its sole member
By: Arlon Food and Agriculture Associates LLC, its general partner

/s/ Benjamin D. Fishman
Benjamin D. Fishman
Managing Principal


/s/ Ken Smith
Ken Smith

/s/ Denise Plair
Denise Plair


Witness

/s/ Jonathan Jacobs
Jonathan Jacobs